                                                                                                                                                                Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-65980, Post-Effective Amendment No. 1 to Registration Statement No. 33-77526 and Registration Statement No. 333-70477 on Form S-8 and in Registration Statement No. 333-107476 on Form S-3 of our reports dated March 5, 2008, relating to the financial statements and financial statement schedule of Fossil, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding Fossil, Inc.’s adoption of new accounting standards), and the effectiveness of Fossil Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Fossil, Inc. for the year ended January 5, 2008.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

March 5, 2008